EXHIBIT 10.63

CSG SYSTEMS INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

Participation Agreement

This Participation Agreement (this “Agreement”) is made and entered on the 1st day of April, 2022, (the “Effective Date”), by and between CSG Systems International, Inc. (“CSGS”) and Elizabeth A. Bauer, Executive Vice President and Chief Marketing and Customer Officer of CSGS (“Executive”).

Background

A.
CSGS and Executive entered into an employment agreement, dated May 20, 2021, as amended (the “Employment Agreement”).
B.
The Employment Agreement provides the terms of Executive’s employment with CSGS, including the severance pay and benefits to be provided upon Executive’s termination of employment under specified circumstances.
C.
Effective April 1, 2022, CSGS adopted and now maintains the CSG Systems International, Inc. Executive Severance Plan, a copy of which is attached hereto as Exhibit A (the “Plan”).
D.
Executive would be within the class of executives eligible for the Plan, except that the Plan excludes from eligibility any otherwise eligible executive with an employment agreement that provides for severance pay and benefits.
E.
CSGS has offered Executive the right to become a participant in the Plan if Executive agrees to terminate the Employment Agreement, and Executive wishes to accept such offer.
F.
The parties are entering into this Agreement to (i) terminate the Employment Agreement, (ii) to provide the terms pursuant to which Executive will participate in the Plan, and (iii) to provide death and disability benefits that would have been available to Executive if the Employment Agreement had not been terminated.

Statement of Agreement

For and in consideration of the promises made in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1.
Definitions. Unless otherwise specified in this Agreement, any term used with an initial capital letter shall have the meaning given to such term in the Plan.
2.
Termination of Employment Agreement. As of the Effective Date, the Employment Agreement hereby is terminated in its entirety and shall no longer have any force or effect.
3.
Employment-At-Will. Executive shall remain an employee-at-will of CSGS.

4.
Participation in the Plan. Executive acknowledges the terms of the Plan, including (i) the severance pay and benefits provided thereunder, (ii) the conditions upon which such severance pay and benefits will be paid and provided, (iii) the conditions that Executive must satisfy to receive severance pay and benefits thereunder, and (iv) that the Plan provides the sole source of pay and benefits in connection with an Eligible Termination.
5.
Application of Terms of the Plan. Executive agrees that, by entering into this Agreement, Executive will become a Participant in the Plan eligible to receive severance pay and benefits on, and upon satisfaction of, the terms and conditions set forth in the Plan; provided, the terms set forth below shall apply to Executive notwithstanding, or in addition to, the terms of the Plan:
a.
Amount of Cash Severance Pay Following a Change in Control. In lieu of 200% of base salary and 200% of annual performance bonus provided in Section 5.1 of the Plan for an Eligible Termination occurring within 18 months after a Change in Control, to match the amount payable in this situation under the Employment Agreement, an amount equal to 300% of base salary and 300% of annual performance bonus will be payable to Executive for an Eligible Termination occurring within 18 months after a Change in Control.
b.
Form of Payment For an Eligible Termination Occurring in 2022 Following a Change in Control. If Executive incurs an Eligible Termination between the Effective Date and December 31, 2022, inclusive, following a change in control (as defined in the Employment Agreement), the amount payable under Section 5.1 of the Plan will be payable at the same time and in the same form as set forth in Section 4.1 of the Plan, unless the change in control also qualifies as a Change in Control for purposes of Code Section 409A in which case the payment terms of Section 5.1 of the Plan will control.
6.
Death Benefits. If Executive’s employment with the Company terminates due to her death, CSGS will provide to her beneficiary(ies) (as described in Section 7.3 of the Plan) the following pay and benefits:
a.
Unpaid Base Salary. The amount of base salary that, as of the date her employment terminates, was earned but unpaid (“Unpaid Base Salary”). CSGS will pay this amount within 14 days after the date of Executive’s death;
b.
Prorated Annual Performance Bonus. A cash payment equal to the product of (i) the dollar amount of Executive’s annual performance bonus for the year in which Executive’s death occurs (with performance deemed at target), and (ii) a fraction, the numerator of which is the number of days during the annual performance period for such bonus through and including the date of Executive’s death, and the denominator of which is 365 (“Prorated Bonus”). This amount will be paid in a lump sum no later than the end of the calendar year following the calendar year in which Executive dies; and
c.
Other Earned but Unpaid Amounts. Any other amounts earned, accrued or owed to Executive by CSGS or under any employee benefit plan of the Company, to the extent not paid as of the date Executive dies (“Other Benefits”). Each of such amounts will be paid at the same time it is due under the program creating it.
7.
Disability Benefits. If CSGS terminates Executive’s employment with the Company on account of his disability (as defined below) such that she has a Separation from Service, CSGS will provide to her the following pay and benefits:
a.
Unpaid Base Salary. Her Unpaid Base Salary within 14 days after the date the Company terminates Executive’s employment (“Disability Termination Date”);
b.
Prorated Annual Performance Bonus. Her Prorated Bonus on the first regularly scheduled payroll date that is at least 60 days following Executive’s Disability Termination Date;
c.
Other Earned but Unpaid Amounts. Each of her Other Benefits at the same time it is due under the program creating it; and
d.
COBRA Continuation Coverage Payment. A cash amount equal to the COBRA continuation coverage premiums that would be payable by Executive for the first 18 months of the COBRA continuation period, determined as if (i) Executive elected COBRA continuation coverage for Executive and Executive’s spouse and dependents, to the extent such individuals were covered under CSGS’s group medical, dental and/or vision coverage as of Executive’s Disability Termination Date, and (ii) the cost of such COBRA coverage is measured as of Executive’s Disability Termination Date assuming such cost remains constant during such 18-month period. The cash amount will be payable to Executive in a single lump sum on the first regularly scheduled payroll date that is at least 60 days following Executive’s Disability Termination Date.

For purposes hereof, “disability” means Executive becomes incapable by reason of physical injury, disease, or mental illness of substantially performing her duties and responsibilities for the Company, with or without a reasonable accommodation, for (i) a continuous period of 6 months or more, or (ii) 180 days in the aggregate (whether or not consecutive) during any 12-month period.

IN WITNESS WHEREOF, the CSGS has caused its duly authorized officer to execute this Agreement, and the Executive has executed this Agreement, on the dates set forth below.

Executive	CSG Systems International, Inc.
___________________________	By: _____________________________
Elizabeth A. Bauer	Name: Patricia Elias
___________________________	Title: Chief People and Places Officer
Date	Date:

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